CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH
THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS

EXHIBIT 4.8

RESEARCH AND LICENSE AGREEMENT

This License Agreement is entered into as of this 15 day of April, 2004 (the “Effective Date”), by and among BioLineRx Ltd., a company formed under the laws of Israel, having a place of business at 19 Hartum Street, P.O. Box 45158, Jerusalem, 91450, Israel (“BioLine”); Bar-Ilan Research and Development Company Ltd., a company formed under the laws of Israel, having a place of business at Bar-Ilan University, Ramat Gan, 52900 (“BIRAD”); and Ramot at Tel Aviv University Ltd., a company formed under the laws of Israel, having a place of business at Tel Aviv University in Ramat-Aviv, Tel Aviv 61392, Israel (“Ramot”).  BIRAD and Ramot shall be referred to together as the “Licensors”.

WHEREAS, the Licensors are joint owners of an invention developed by Professor Abraham Weizman, Dr. Irit Gil-Ad and Dr. Ada Rephaeli of the Felsenstein Medical Research Center of Tel Aviv University (“TAU”) and Professor Abraham Nudelman of Bar-Ilan University (“BIU”), relating to conjugated anti-psychotic drugs and the use thereof; and

WHEREAS, BioLine wishes to fund further research at TAU and BIU through Ramot and BIRAD, respectively, for the purpose of furthering research related to such invention; and

WHEREAS, BioLine wishes to obtain a license with respect to such invention and the results of such research, in order to develop, obtain regulatory approval for and commercialize products based on such invention, and the Licensors wish to grant BioLine a license with respect to such technology and the results of such research, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1, whether used in the singular or the plural, shall have the meanings specified below.

1.1.  “Additional Ingredient” shall mean any compound or substance which (i) is contained in a product and (ii) when administered to a patient has a therapeutic or prophylactic clinical effect, either directly or by acting synergistically with or otherwise enhancing the effect of other compounds or substances contained in such product.

1.2                   “Affiliate” shall mean, with respect to a party, any person, organization or entity controlling, controlled by or under common control with, such party.  For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise.  Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (i) owns or directly controls twenty percent (20%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly, the power to elect or appoint twenty percent (20%)  or more of the members of the governing body of the organization or other entity.

1.3.   “BIRAD Research” shall mean the research actually conducted by the BIU Team under the terms of this Agreement in accordance with the BIRAD Research Plan.

1.4.   “BIRAD Research Plan” shall mean the research plan attached hereto as Exhibit 1.4, as amended from time to time in accordance with the provisions of this Agreement with the mutual agreement of the parties, which sets forth the research to be undertaken by the BIU Team under the direction of the BIU Principal Investigator during the Research Period.

1.5.   “BIU Principal Investigator” shall mean Professor Abraham Nudelman, or such other principal investigator who may replace Professor Nudelman pursuant to Section 2.2.1.2.

1.6.   “BIU Team” shall mean the BIU Principal Investigator and those students, scientists and technicians working at BIU under his direction on the BIRAD Research.

1.7.   “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

1.8    “Combination Product” shall mean a product, substance or devise which comprises a Licensed Product and at least one other essential Additional Ingredient.

1.9.   “Commercially Reasonable Efforts” shall mean (i) with respect to any objective by an entity, reasonable, diligent, good faith efforts to accomplish such objective as such entity (together with its Affiliates as a group) would normally use in the ordinary course of business and research to accomplish a similar objective under similar circumstances; and (ii) with respect to research, development and commercialization of any Licensed Product hereunder, shall mean those efforts and resources normally used by such entity (together with its Affiliates as a group) for a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life as such Licensed Product.

1.10.  “Current Inventions” the inventions disclosed in the patent application described in Exhibit 1.20.

1.11.  “Development Plan” shall mean the plan for the development of Licensed Products attached hereto as Exhibit 1.11, as such plan may be amended from time to time pursuant to Sections 6.2.

1.12.  “Far East Countries” shall mean Australia, New Zealand, Japan, North Korea, South Korea, Mongolia, the People’s Republic of China (including Hong Kong and Macau), Taiwan, Quemoy, and Matsu, Brunei, Cambodia, East Timor, Indonesia, India, Laos, Malaysia, Myanmar (Burma), The Philippines, Singapore, Thailand and Vietnam.

1.13.  “First Commercial Sale” shall mean the first sale of a Licensed Product by BioLine, an Affiliate of BioLine or a Sublicensee to an unaffiliated third party after Regulatory Approval has been achieved in the country in which such Licensed Product is sold. Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.14.“FDA” shall mean the United States Food and Drug Administration.

1.15.“IND” shall mean (i) an Investigational New Drug Application, as defined in the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, that is required to be filed with the FDA before beginning clinical testing of a Licensed Product in human subjects, or any successor application or procedure and (ii) any comparable application filed with a Regulatory Agency in any other country or jurisdiction.

1.16.“Joint Inventions” shall mean any and all inventions made jointly by one or more members of the Licensor Teams and one or more employees or consultants of BioLine.

1.17.“Joint Patent Rights” shall mean any and all Patent Rights claiming Joint Inventions.

1.18.“Joint Technology” shall mean Joint Patent Rights and Joint Inventions.

1.19.“Licensed Patent Rights” shall mean the Licensor Patent Rights and the Joint Patent Rights.

1.20.“Licensor Patent Rights” shall mean (i) the Patent Rights described on Exhibit 1.20(a) attached hereto, and (ii) all Patent Rights owned by Ramot and/or BIRAD which claim, and only to the extent they so claim, any of the Research Results.  Exhibit 1.20(b) shall include and shall be updated from time to time to include new Licensor Patent Rights.

1.21.“Licensed Product” shall mean any therapeutic product that comprises, contains or incorporates a compound described in Exhibit 1.21.

1.22.“Licensor Proposed Product” shall mean a potential Licensed Product proposed by one or both of the Licensors that (a) does not incorporate a compound included in a Licensed Product being developed, manufactured, used, marketed or sold by BioLine or any of its Affiliates or Sublicensees and (b) is aimed at an indication that is not targeted by any Licensed Product being developed, manufactured, used, marketed or sold by BioLine or any of its Affiliates or Sublicensees.

1.23.“Licensor Teams” shall mean the TAU Team and the BIU Team.

1.24.“Licensor Technology” shall mean the Current Invention, the Licensor Patent Rights and the Research Results.

1.25.“NDA” shall mean an FDA New Drug Application or Product License Application (or Biologics License Application), as appropriate, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning Licensed Products that are necessary for or included in FDA approval to market a Licensed Product, or the equivalent application in any other country or jurisdiction.

1.26.“Net Sales” shall mean the gross amount billed or invoiced by or on behalf of BioLine and/or its Affiliates (the “Invoicing Entity”) on sales of Licensed Products (whether made before or after the First Commercial Sale of the Licensed Product), less the following: (a) customary trade, quantity, or cash discounts to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return; (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, import, export, delivery, or use of a Licensed Product which is paid by or on behalf of the Invoicing Entity; and (d) outbound transportation, packing and delivery charges, as well as prepaid freight (including shipping insurance) actually incurred; provided that:

(i)  In any transfers of Licensed Products between the Invoicing Entity and an Affiliate of the Invoicing Entity, Net Sales shall be equal to the higher of: (x) the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business, and (y) the total amount invoiced by such Affiliate on resale to an independent third party purchaser, in each case, after deducting the amounts referred to in clauses (a) through (d) above, to the extent applicable; and

(ii) In the event that the Invoicing Entity, or the Affiliate of the Invoicing Entity, receives non-monetary consideration for any Licensed Products or in the case of transactions not at arm’s length with a non-Affiliate of the Invoicing Entity, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

1.27.  “Orphan Drug” shall mean a Licensed Product that is protected (a) by “Orphan Drug” status under the U.S. Orphan Drug Act, (b) by a Supplementary Protection Certificate, as such term is defined in Council Regulation (EU) No. 1768/92, or (c) by a similar status granted under similar statutory provisions of another jurisdiction granting exclusive marketing rights in such jurisdiction.

1.28.“Patent Rights” shall mean any and all (a) patents, (b) pending patent applications, including, without limitation, all provisional applications, continuations, continuations-in-part, divisions, reissues, renewals, and all patents granted thereon, and (c) all patents-of-addition, reissue patents, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof.

1.29.  “Principal Investigators” shall mean the TAU Principal Investigators and the BIU Principal Investigator.

1.30.“Ramot Research” shall mean the research actually conducted by the TAU Team under the terms of this Agreement in accordance with the Ramot Research Plan.

1.31.“Ramot Research Plan” shall mean the research plan attached hereto as Exhibit 1.31, as amended from time to time in accordance with the provisions of this Agreement, with the mutual agreement of the parties, which sets forth the research to be undertaken by the TAU Team under the direction of the TAU Principal Investigators during the Research Period.

1.32.  “Research Period” shall mean a period of two (2) years commencing on the Effective Date, or such longer period as the parties may mutually agree upon in writing.

1.33.“Research Results” shall mean any and all inventions, materials, methods, processes, know-how and results discovered or acquired by, or on behalf of, members of the Licensor Teams in the course of the performance of the BIRAD Research and/or the Ramot Research during the Research Period.

1.34.  “Regulatory Agency” shall mean the FDA or equivalent agency or government body of another country.

1.35.“Regulatory Approval” shall mean (i) approval of an NDA by the FDA permitting commercial sale of a Licensed Product or (ii) any comparable approval permitting commercial sale of a Licensed Product granted by the applicable Regulatory Agency in any other country or jurisdiction.

1.36.“Sublicense Receipts” shall mean any payments or other consideration that BioLine or an Affiliate of BioLine actually received in connection with the sublicense or other grant of rights with respect to some or all of the rights granted to BioLine under Section 5.1, or the grant of an option to obtain such sublicense or other rights, including without limitation royalties, license fees, milestone payments, license maintenance fees and equity; provided that in the event that BioLine or an Affiliate of BioLine receives non-monetary consideration for any such sublicense or other grant of rights or in the case of transactions not at arm’s length, Sublicense Receipts shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business; and provided further that Sublicensing Receipts will be reduced by any amounts returned by BioLine or an Affiliate to a Sublicensee on account of refunds or rebates given in respect of Sublicense Receipts.  For the avoidance of doubt, research grants received by BioLine from national or international not-for-profit funding bodies shall not be considered Sublicensing Receipts.

1.37.  “Sublicensee” shall mean a person or entity to whom BioLine or its Sublicensee grants a sublicense or other rights with respect to some or all of the rights granted to BioLine under Section 5.1, pursuant to Section 5.2.

1.38.“TAU Principal Investigators” shall mean Professor Abraham Weizman, Dr. Irit Gil-Ad and Dr. Ada Rephaeli, or such other principal investigator(s) who may replace them pursuant to Section 2.1.1.2.

1.39.“TAU Team” shall mean the Principal Investigators and those students, scientists and technicians working at TAU or at the TAU Felsenstein Medical Research Center under their direction on the Research.

1.40.“Third Party License” shall mean a license from an unaffiliated third party to one or more valid and enforceable patents issued in the United States or any other jurisdiction, the claims of which cover one or more functional components that is essential for the efficacy of the Licensed Product.

2.	Research.

2.1.     Ramot Research.

2.1.1.  Performance.

2.1.1.1.  Ramot shall cause the TAU Team, under the direction of the TAU Principal Investigators, to use reasonable efforts to perform the Ramot Research in accordance with the Ramot Research Plan; however, Ramot and the TAU Team make no warranties regarding the achievement of any particular results.

2.1.1.2. The Ramot Research will be directed and supervised by the TAU Principal Investigators, who shall have primary responsibility for the performance of the Ramot Research.  If any of the TAU Principal Investigators cease to supervise the Ramot Research for any reason, Ramot will promptly so notify BioLine.  If any two (2) or more of the TAU Principal Investigators cease to supervise the Ramot Research for any reason, Ramot shall endeavor to find among the scientists at TAU, a scientist or scientists, as the case may be, acceptable to BioLine to continue the supervision of the Ramot Research in place of such TAU Principal Investigator(s).  If (i) Ramot is unable to find such a scientist or scientists, as the case may be, acceptable to BioLine within sixty (60) days after such notice to BioLine, or (ii) BioLine notifies Ramot that as a result of the cessation of such TAU Principal Investigator’s(s’) supervision of the Research Ramot need not find a replacement, BioLine shall have the option to terminate the funding of the Ramot Research.  BioLine shall promptly advise Ramot in writing if BioLine so elects. Such termination of funding shall terminate Ramot’s and TAU’s obligations pursuant to Section 2.1.1.1 above with respect to the Ramot Research, but shall not terminate this Agreement or any of the other rights or obligations of the parties under this Agreement. Nothing contained in this Section 2.1.1.2, shall be deemed to impose an obligation on Ramot or TAU to successfully find a replacement for the Principal Investigator(s), as opposed to the obligation to endeavor to do so.

2.1.2.Funding of Ramot Research.  BioLine shall fund the Ramot Research during the Research Period in accordance with the payment schedule set forth in Exhibit 2.1.2.

2.2.     BIRAD Research.

2.2.1.  Performance.

2.2.1.1.  BIRAD shall cause the BIU Team, under the direction of the BIU Principal Investigator, to use reasonable efforts to perform the BIRAD Research in accordance with the BIRAD Research Plan; however, BIRAD and the BIU Team make no warranties regarding the achievement of any particular results.

2.2.1.2. The BIRAD Research will be directed and supervised by the BIU Principal Investigator, who shall have primary responsibility for the performance of the BIRAD Research.  If the BIU Principal Investigator ceases to supervise the BIRAD Research for any reason, BIRAD will so notify BioLine, and BIRAD shall endeavor to find among the scientists at BIU, a scientist or scientists acceptable to BioLine to continue the supervision of the BIRAD Research in place of BIU Principal Investigator.  If (i) BIRAD is unable to find such a scientist acceptable to BioLine within sixty (60) days after such notice to BioLine, or (ii) BioLine notifies BIRAD that as a result of the cessation of BIU Principal Investigator’s supervision of the BIRAD Research BIRAD need not find a replacement, BioLine shall have the option to terminate the funding of the BIRAD Research.  BioLine shall promptly advise BIU in writing if BioLine so elects.  Such termination of funding shall terminate BIRAD’s and BIU’s obligations pursuant to Section 2.2.1.1 above with respect to the BIRAD Research, but shall not terminate this Agreement or any of the other rights or obligations of the parties under this Agreement.  Nothing contained in this Section 2.2.1.2, shall be deemed to impose an obligation on BIRAD or BIU to successfully find a replacement for the BIU Principal Investigator, as opposed to the obligation to endeavor to do so.

2.2.2.Funding of BIRAD Research.  BioLine shall fund the BIRAD Research during the Research Period in accordance with the payment schedule set forth in Exhibit 2.2.2.

2.3     Credit of Sublicense Receipts.  Notwithstanding the foregoing, in the event BioLine receives Sublicense Receipts that are specifically earmarked to fund further research and development with respect to a Licensed Product, any and all amounts paid by BioLine to Licensors pursuant to Section 7.2 with respect to such Sublicense Receipts that are so specifically earmarked shall be creditable against future amounts to be paid by BioLine to Licensors pursuant to Sections 2.1 and 2.2.

2.4.    Other Funding.

Nothing in this Agreement shall be interpreted to prohibit Ramot, TAU, BIRAD, BIU, or the Principal Investigators from seeking and receiving funding from non-commercial sources, including government agencies and foundations, or from commercial entities for non-commercial purposes, to further support the Ramot Research and/or the BIRAD Research; provided that such funding shall not (i) be on terms that give such entity(ies) any rights to any Research Results (subject to any non-exclusive license for non-commercial governmental purposes or other governmental rights as may be generally required as a condition for such non-commercial funding), and (ii) limit in any manner the scope or terms of the license and rights granted to BioLine hereunder.  Ramot or BIRAD, as applicable, shall notify BioLine upon such application for and receiving any such funding, which notice shall include a copy of any notices awarding such funding.

3.	Title.

3.1.     Licensor Technology.  Subject to the licenses granted to BioLine pursuant to Section 5 below, all rights, title and interest in and to the Licensor Technology are and shall be owned solely and exclusively by Licensors.

3.2.     Joint Technology.  All rights, title and interest in and to the Joint Technology are and shall be owned jointly by Licensors and BioLine, subject to the license in such Joint Technology granted to BioLine hereunder.

3.3.     Determination.  All determinations of inventorship under this Agreement shall be made in accordance with United States patent law.  In case of dispute between Ramot and BioLine over inventorship, a mutually acceptable outside patent counsel shall make the determination of the inventor(s) by applying the standards contained in United States patent law.

4.	Patent Filing, Prosecution and Maintenance.

4.1.     Consultation.  Licensors and BioLine shall consult each other regarding the preparation, filing and prosecution of all patent applications, and the maintenance of all patents, included within the Licensed Patent Rights, including, without limitation, the content, timing and jurisdiction of the filing of such patent applications and their prosecution, and other details and overall global strategy pertaining to the procurement and maintenance of the Licensed Patent Rights.  Subject to the payments pursuant to Section 4.3 below, if BioLine requests that an application be filed or maintained in a given country, Licensors shall cooperate with BioLine to do so and Licensors will not abandon any application in any country without BioLine’s written consent.

4.2.     Filing.  All Licensed Patent Rights shall be filed, prosecuted and maintained by the parties through a law or patent attorney firm mutually agreed upon by Licensors and BioLine.  Such counsel shall be charged with the duty to act in the best interests of each of BioLine and the Licensors, taking into account their relative status as licensors/licensee under this Agreement and the parties’ intention to prepare, file, prosecute, obtain and maintain the Licensed Patent Rights in a manner that will provide the maximum economic advantage and return to the parties.  Such counsel shall confer with each of Licensors and BioLine and attempt to achieve a consensus in all decisions made relative to the content of applications, the prosecution of the Licensed Patent Rights and the content of communications with the relevant patent agencies, prior to any communications with such agencies.

4.3.     Expenses.  Subject to Section 4.4 below, [***]

4.4.     Abandonment.  Should BioLine elect not to pay for the filing, prosecution or maintenance of a patent application in any country, on any invention or claim included in the Licensed Technology or to cease reimbursing Licensors for the prosecution, protection and/or maintenance of any such Patent Right in any such country (an “Abandoned Country”), BioLine shall provide Licensors and the parties’ outside patent counsel with prompt written notice of such election.  Upon written receipt of such notice by Licensors, BioLine shall be released from its obligations to reimburse Licensors for the expenses incurred thereafter as to such Abandoned Country in conjunction with such Patent Rights.  [***]

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

[***]

4.5.     No Warranty.  Nothing contained herein shall be deemed to be a warranty by any of the parties that they can or will be able to obtain patents on patent applications included in the Licensed Patent Rights, or that any of the Licensed Patent Rights will afford adequate or commercially worthwhile protection.

5.	License Grant.

5.1.     License.  Subject to the terms and conditions set forth in this Agreement, Licensors hereby grant to BioLine an exclusive, worldwide, royalty-bearing license under Licensors’ rights in the Licensor Technology and their interest in the Joint Technology solely to develop, have developed, manufacture, have manufactured, use, market, offer for sale, sell, have sold, export and import Licensed Products.  For purposes of this Section 5.1, the term “exclusive” means that, subject to Section 6.5, Licensors shall not have any right to grant such licenses or rights to any third party or engage in any of the foregoing, subject, however, to Licensors’ rights to license TAU, BIU and members of the TAU Team and BIU Team to practice and utilize such rights and licenses to conduct the Ramot Research and BIRAD Research.

5.2     Sublicense.

5.2.1.Sublicense Grant.  BioLine shall be entitled to grant sublicenses or other rights to third parties under the license granted pursuant to Section 5.1 on terms and conditions in compliance and not inconsistent with the terms of this Agreement (except that the royalty rates may be different than those set forth in this Agreement).  Such sublicenses shall be made for consideration and in arm’s length transactions.

5.2.2.Sublicense Agreements.  Sublicenses shall only be granted pursuant to written agreements, which shall be in compliance and not inconsistent with and shall be subject and subordinate to the terms and conditions of this Agreement. Each such sublicense agreement shall contain, among other things, provisions to the following effect:

5.2.2.1.  All provisions necessary to ensure BioLine’s ability to perform its obligations under this Agreement, including without limitation its obligations under Sections 6, 8.5 and 8.6;

5.2.2.2.  In the event of termination of the license (in whole or in part - e.g. termination in a particular country) set forth in Section 5.1 above, any existing agreements that contain a sublicense of, or other grant of right with respect to, Licensor Technology or Joint Technology shall terminate to the extent of such sublicense or other grant of right; provided, however, that, for each Sublicensee, upon termination of the sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of such sublicense agreement with BioLine such that BioLine would have the right to terminate such sublicense, Licensors shall be obligated, at the request of such Sublicensee, to enter into a new agreement with such Sublicensee on substantially the same terms as those contained in such sublicense agreement, and provided further that such terms shall be amended, if necessary, to the extent required to ensure that such sublicense agreement does not impose any obligations or liabilities on Licensors which are not included in this Agreement; and

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

5.2.2.3.  The Sublicensee shall not be entitled to sublicense its rights under such sublicense agreement, except as follows:

5.2.2.3.1  the Sublicensee may grant a sublicense to a third party solely to market, offer for sale, sell, have sold, export and/or import Licensed Products in and to a particular country for the purpose of effecting the distribution of Licensed Products in such country; and
5.2.2.3.2  as part of a co-development agreement between Sublicensee and a third party located in a Far East Country pursuant to which such third party will participate in the development of Licensed Products for Far East Countries, Sublicensee may grant such third party (in addition to the sublicense described in Section 5.2.2.3.1) a sublicense to develop and manufacture Licensed Products solely within one or more Far East Countries.  Such third party shall not be entitled to further sublicense its rights under such sublicense agreement.

The parties agree that in the event that (a) BioLine is in the final stages of negotiations with a potential Sublicensee regarding the grant by BioLine of a sublicense under BioLine's rights hereunder to such Sublicensee, and such Sublicensee refuses to enter into such a sublicense agreement unless the restrictions set forth in this sub-Section 5.2.2.3 are limited or removed and (b) BioLine provides Licensors with a written request to amend or remove this sub-Section 5.2.2.3 in order to enable BioLine to consummate the proposed transaction which request shall include the reasoning for accepting such request under the circumstances, Licensors shall not unreasonably withhold their approval to make such amendment to this Agreement, which amendment shall be contingent on the execution of the contemplated sublicense agreement.

5.2.2.4.  Any such sublicense granted by a Sublicensee shall be pursuant to a sublicense agreement that complies with the terms of this Section 5.2.

5.2.2.5.  No sublicense agreement may be assigned by Sublicensee without the prior written consent of BioLine, except that Sublicensee may assign the sublicense agreement to an Affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which the sublicense agreement relates; provided that any such assignee agrees in writing to be bound by the terms of such sublicense agreement.

5.2.2.6 Each Sublicensee shall agree to indemnify Licensors to the same extent as BioLine agrees to indemnify Licensors pursuant to Section 12 hereunder.

5.2.3.Delivery of Sublicense Agreement.  BioLine shall furnish Licensors with a fully executed copy of any such sublicense agreement, promptly after its execution and shall ensure that any Sublicensee who further sublicenses its rights furnishes Licensors, with a fully executed copy of any such sublicense agreement, promptly after its execution.

5.2.4.Breach by Sublicensee.  BioLine undertakes to take all actions necessary to enforce its rights under its agreements with Sublicensees and shall ensure that Sublicensees which grant further sublicenses in accordance with Section 5.2.2.3 take all actions necessary to enforce their rights under such further sublicense agreements.  Any act or omission by a Sublicensee, which would have constituted a breach of this Agreement had it been an act or omission by BioLine, shall constitute a breach of this Agreement; provided, however, that any such breach shall be subject to a cure period consistent with the terms of this Agreement. BioLine shall indemnify Licensors for, and hold them harmless from, any and all damages or losses caused to Licensors as a result of any such breach by a Sublicensee.

6.	Development and Commercialization.

6.1.     Diligence.  BioLine shall use all Commercially Reasonable Efforts, and/or shall cause its Affiliates and/or Sublicensees to use their Commercially Reasonable Efforts, including funding consistent with such efforts: (i) to develop Licensed Products in accordance with the applicable Development Plan during the periods and within the timetable specified therein, (ii) to introduce Licensed Products into the commercial market, and (iii) to market Licensed Products following such introduction into the market.  Without limiting the foregoing, BioLine and/or its Affiliates and/or Sublicensees shall fulfill the following obligations:

6.1.1.  BioLine, by itself or through Affiliates or Sublicensees, shall meet the milestones set forth in Exhibit 6.1.1 hereto; and

6.1.2.  Licensee, by itself or through Affiliates or Sublicensees, undertakes to employ Commercially Reasonable Efforts, including funding consistent therewith, to carry out all efficacy, pharmaceutical, safety, toxicological and clinical tests, trials and studies and all other activities necessary in order to obtain Regulatory Approval for the production, use and sale of Licensed Products in each country in which Licensee, its Affiliates or Sublicensees intend to produce, use, offer to sell and sell Licensed Products and in any case, BioLine shall use Commercially Reasonable Efforts to obtain Regulatory Approval for the use and sale of Licensed Products in the United States, the European Union and Japan.

6.2.     BioLine shall be entitled, from time to time, to make such adjustments to the then applicable Development Plan as BioLine believes, in its good faith judgment, are needed in order to improve BioLine's ability to meet the milestones set forth in Exhibit 6.1.1.

6.3.     The Principal Investigators, a BioLine representative and representatives of the Licensors (the “Steering Committee”) shall meet no less than once every six (6) months during the term commencing with the Effective Date and ending upon the First Commercial Sale of a Licensed Product, at locations and times to be mutually agreed upon by the parties, (i) to review the progress being made under the Development Plan and the progress being made in any other research and development activities conducted by BioLine, its Affiliates and Sublicensees relating to Licensed Products, (ii) to review and agree upon any necessary or desired revisions to the then current Development Plan, (iii) to review the progress being made towards fulfilling the milestones set forth in Section 6.1.1, and (iv) to discuss intended efforts for fulfilling such milestones.  For the avoidance of doubt, the Steering Committee shall be a forum for the exchange of information between the parties with respect to the foregoing, shall act only in an advisory capacity in respect of the Development Plan, and shall not have any decision-making powers.

6.4.     Within sixty (60) days after the end of each calendar year, Licensee shall furnish Licensors with a written report on the progress of its, its Affiliate’s and Sublicensees’ efforts during the prior year to develop and commercialize Licensed Products, including without limitation research and development efforts, efforts to obtain Regulatory Approval and marketing efforts.

6.5.     Failure.  If BioLine breaches its obligations pursuant to Section 6.1, unless and to the extent such delay is necessitated by regulatory agencies or by an event beyond the control of BioLine, Ramot may notify BioLine in writing of BioLine’ failure and shall allow BioLine [***] to cure its failure.  BioLine’s failure to cure such failure to Ramot’s reasonable satisfaction within such [***] period shall constitute a material breach of this Agreement and Ramot shall have the right to terminate this Agreement in accordance with Section 13.3.2.

6.6 Licensor Proposed Product.

6.6.1.  [***]

6.6.1   [***]

6.6.2.1. [***]

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

[***]

6.6.2.2. [***]

6.6.3.  [***]

7.	Consideration for Grant of License

7.1.     License Maintenance Fee.  BioLine shall pay Licensors an annual license maintenance fee in the amount of $25,000 per year during the term of this Agreement, of which [***] shall be paid to Ramot and [***] shall be paid to BIRAD.  The first such payment shall be made within fifteen (15) days of the execution of this Agreement and the additional payments shall be made no later than the first and each subsequent anniversary of this Agreement.

7.2.     Royalty Payments.  BioLine shall pay Licensors amounts equal to [***] of all Net Sales.  Such amounts shall be payable, on a Licensed Product-by-Licensed Product and country-by-country basis, for the longer of: (a) fifteen (15) years from the date of the First Commercial Sale of such Licensed Product in such country; (b) until the last to expire of any patent included within the Licensed Technology in such country; and (c) the expiration of Licensed Product’s Orphan Drug status in such country.

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

7.2.1   Notwithstanding anything to the contrary set forth herein, in the event a Licensed Product is sold by BioLine or an Affiliate of BioLine in the form of a Combination Product, Net Sales from such Combination Product, for purposes of determining royalty payments, shall be determined by multiplying the actual Net Sales of such Combination Product during the applicable royalty reporting period, by the fraction A/(A+B) where: A is the average sale price of the Licensed Product contained in the Combination Product when sold separately by BioLine or its Affiliate; and B is the average price of the other Additional Ingredients included in the Combination Product when sold separately by its supplier, in each case during the applicable royalty reporting period or if sales of both the Licensed Product and/or other Additional Ingredients did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred.  In the event that such average sale price cannot be determined for both the Licensed Product and all other Additional Ingredients included in the Combination Product, Net Sales for the purpose of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Products by the fraction of C/C+D where C is the fair market value of the Licensed Product and D is the fair market value of all other Additional Ingredients included in the Combination Product.  In such event, the parties shall negotiate in good faith to arrive at a determination of the respective fair market values of the Licensed Product and all other Additional Ingredients included in the Combination Product.

7.2.2.  Third-Party Royalties.

7.2.2.1.  In the event that BioLine or an Affiliate of BioLine is legally required to make royalty payments, at fair market terms after arms’ length negotiations, to one or more third parties to obtain a Third Party License from such third party(ies) in order to practice the Licensor Technology in a particular country, BioLine may offset such third-party payments against the royalty payments that are due to Licensors pursuant to Section 7.1 with respect to sales in such country; provided that royalty payments under Section 7.1 to Licensors may not be reduced by a greater percentage than the percent reduction for any third party; and provided further, that in no event, shall the royalty payments to Licensors under Section 7.1 with respect to such Licensed Product be reduced to less than an amount equal to [***] of all Net Sales with respect to such Licensed Product in such country.

7.2.2.2.  Notwithstanding Section 7.2.2.1, in the event the royalties BioLine or its Affiliate are legally required to pay for a Third Party License as described in Section 7.2.2.1 relate to an Additional Ingredient included in a Combination Product, BioLine shall not be entitled to reduce the royalty payments under Section 7.2.2.1.

7.3.     Sublicense Receipts.  BioLine shall pay Licensors an amount equal to [***] of all Sublicense Receipts.

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

8.	Reports; Payments; Records.

8.1.     Net Sales: Reports and Payments.

8.1.1.Reports.  Within thirty (30) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which BioLine or an Affiliate of BioLine first receives Net Sales or Sublicense Receipts, BioLine shall deliver to Ramot a report containing the following information:

(a)     the number of units of Licensed Products sold by BioLine and its Affiliates in each country for the applicable Calendar Quarter;

(b)     the gross amount billed for the Licensed Product sold by BioLine and its Affiliates in each country during the applicable Calendar Quarter;

(c)     a calculation of Net Sales for the applicable Calendar Quarter in each country, including a listing of applicable deductions;

(d)     the total amount payable to Licensors in U.S. dollars on Net Sales for the applicable Calendar Quarter, together with the exchange rates used for conversion; and

(e)     a calculation of any Sublicense Receipts for the applicable Calendar Quarter.

If no amounts are due to Licensors for any Calendar Quarter, the report shall so state.

8.1.2.Payment.  Concurrent with the delivery of each report delivered pursuant to Section 8.1.1, BioLine shall remit to Licensors all amounts due with respect to Net Sales for the applicable Calendar Quarter, as follows: 75% (seventy-five percent) of such amounts to Ramot and 25% (twenty-five percent) of such amounts to BIRAD.  For the avoidance of doubt, the foregoing allocation (i) has been specifically agreed to as between Ramot and BIRAD, and (ii) any change thereto shall only be accepted by BioLine if it is in writing and duly signed by both Ramot and BIRAD.

8.2.     Sublicense Receipts: Notification and Payment.  Concurrent with the delivery of each report delivered pursuant to Section 8.1.1, BioLine shall remit to Licensors all amounts due with respect to such Sublicense Receipts.  Such amounts shall be paid as follows: 75% (seventy-five percent) of such amounts to Ramot and 25% (twenty-five percent) of such amounts to BIRAD.  For the avoidance of doubt, the foregoing allocation (i) has been specifically agreed to as between Ramot and BIRAD, and (ii) any change thereto shall only be accepted by BioLine if it is in writing and duly signed by both Ramot and BIRAD.

8.3.     Payments in U.S. Dollars.  All payments due under this Agreement shall be payable in United States dollars or in the currency in which they were received.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter.  Any expenses incurred in respect of exchange, collection, or other charges, including transfer costs, shall be borne by BioLine and will not be deducted from payments made hereunder.

8.4.     Payments in Other Currencies.  If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, BioLine shall give Licensors prompt written notice of such restriction, which notice shall satisfy the thirty-day payment deadlines described in Sections 8.1 and 8.2.  In such case, BioLine shall pay any amounts due Licensors through whatever lawful methods Licensors reasonably designate.

8.5.     Records.  Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, marketed or sold under this Agreement, any amounts payable to Licensors in relation to such Licensed Products and all Sublicense Receipts received by BioLine and its Affiliates, which records shall contain sufficient information to permit Ramot to confirm the accuracy of any reports or notifications delivered to Licensors under Sections 8.1 and 8.2.  The relevant party shall retain such records relating to a given Calendar Quarter for at least three (3) years after the conclusion of that Calendar Quarter.  During such three (3) year period, Ramot shall have the right, at Licensors’ expense, to cause an independent, certified public accountant, who is bound by a suitable confidentiality arrangement with BioLine, to inspect BioLine’s and the relevant Affiliates' records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement.  Such accountant shall not disclose to Licensors or any third party any information gained during the course of such inspection, except that such accountant may disclose to Licensors and BioLine information gained during the course of such inspection relating to the accuracy of reports and payments delivered under this Agreement.  The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit.  In the event that any audit performed under this Section 8.5 reveals an underpayment in excess of five percent (5%) in any calendar year, the audited party shall bear the full cost of such audit.  Ramot may exercise its rights under this Section 8.5 only once every year per audited party and only with reasonable prior notice to the audited party.  BioLine shall cause its Affiliates and Sublicensees to fully comply with the terms of this Section 8.5.

8.6.     Audited Report.  BioLine shall furnish Licensors, and shall cause its Affiliates who make, use, market or sell Licensed Products to furnish Licensors, within ninety (90) days after the end of each calendar year, commencing at the end of the calendar year of the first sale of a Licensed Product, with a report, certified by an independent certified public accountant, relating to royalties and other payments due to Licensors pursuant to this Agreement in respect to the previous calendar year and containing the same details as those specified in Sections 8.1 and 8.2 in respect to the previous calendar year.

8.7.     Late Payments. Any payments to be paid under this Agreement that are not paid on or before the date such payments are due under this Agreement shall bear interest at an annual interest, compounded monthly, equal to three percent (3%) above the London Interbank Offer Rate (LIBOR) as determined for each month on the last business day of that month, assessed from the day payment was initially due until the date of payment.

8.8.     Payment Method.  Each payment due to Licensors under this Agreement shall be made by wire transfer of funds to Licensors’ accounts in accordance with written instructions provided by Licensors.

8.9.     Withholding and Similar Taxes.  If applicable laws require that taxes be withheld from any amounts due to Licensors under this Agreement, BioLine shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, and (c) promptly deliver to Licensors a statement including the amount of tax withheld and justification therefor, and such other information as may be necessary for tax credit purposes.

9.	Confidential Information

9.1     Confidentiality.

9.1.1.Licensor Confidential Information.  BioLine agrees that, without the prior written consent of Licensors, in each case, during the term of this Agreement, and for five (5) years thereafter, it will keep confidential, and not disclose or use Licensor Confidential Information (as defined below) other than for the purposes of this Agreement.  BioLine shall treat such Licensor Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality.  BioLine may disclose the Licensor Confidential Information only to employees and consultants of BioLine or of its Affiliates or Sublicensees who have a “need to know” such information in order to enable BioLine to exercise its rights or fulfill its obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement.  For purposes of this Agreement, “Licensor Confidential Information” means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of Ramot, BIRAD, TAU, BIU, or any of their employees, researchers or students to BioLine, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to BioLine at the time it was disclosed, other than by previous disclosure by or on behalf of Ramot, BIRAD, TAU, BIU or any of their employees, researchers to students, as evidenced by BioLine’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to BioLine by a third party who is not subject to obligations of confidentiality to Ramot, BIRAD, TAU or BIU with respect to such information; or (iv) is independently developed by BioLine without the use of or reference to the Licensor Confidential Information, as demonstrated by documentary evidence.

9.1.2. BioLine Confidential Information.

9.1.2.1.  Licensors agree that, without the prior written consent of BioLine, in each case, during the term of this Agreement, and for five (5) years thereafter, they will keep confidential, and not disclose or use BioLine Confidential Information (as defined below) other than for the purposes of this Agreement.  Licensors shall treat such BioLine Confidential Information with the same degree of confidentiality as they keep their own confidential information, but in all events no less than a reasonable degree of confidentiality.  Licensors may disclose the BioLine Confidential Information only to employees and consultants of Licensors or of their Affiliates who have a “need to know” such information in order to enable Licensors to exercise their rights or fulfill their obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement.  For purposes of this Agreement, "BioLine Confidential Information" means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of BioLine pursuant to Section 6.2, 6.3 or 8 of this Agreement, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to Licensors at the time it was disclosed, other than by previous disclosure by or on behalf of BioLine as evidenced by Ramot’s or BIRAD’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to Ramot or BIRAD by a third party who is not subject to obligations of confidentiality to BioLine with respect to such information; or (iv) is independently developed by Ramot or BIRAD without the use of or reference to the BioLine Confidential Information, as demonstrated by documentary evidence.

9.1.2.2.  Ramot shall cause all members of the TAU Team to execute a team agreement in the form attached hereto as Exhibit 9.1.2.2(a).  BIRAD shall cause all members of the BIU Team to execute a team agreement in the form attached hereto as Exhibit 9.1.2.2(b).

9.1.3.Disclosure of Agreement. Each party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such party’s legal counsel, to comply with applicable laws, as well as to sublicensees and prospective and current investors, pursuant to appropriate non-disclosure arrangements.   If a party discloses this Agreement or any of the terms hereof in accordance with this Section 9.1.3, such party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other party.

9.1.4.Publicity. Except as expressly permitted under Section 9.1.3, no party will make any public announcement regarding this Agreement without the prior written approval of the other party.

9.2.     Academic Publications.  Licensors shall have the right to allow the Principal Investigators and other members of the Licensor Teams to publish the Research Results, if any, in scientific publications or to present such results at scientific symposia, provided that the following procedure is followed:

9.2.1.  Licensors shall cause the members of the Licensor Teams to comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publications relating to the Research Results.

9.2.2.  No later than thirty (30) days prior to submission for publication of any scientific articles, abstracts or papers concerning Research Results and prior to the presentation of such results at any scientific symposia, Licensors shall send to BioLine a written copy of the material to be so submitted or presented, and shall allow BioLine to review such submission to determine whether the publication or presentation contains subject matter for which patent protection should be sought prior to publication or presentation for the preservation of Licensed Patent Rights.

9.2.3.  BioLine shall provide its written comments with respect to such publication or presentation within fourteen (14) days following its receipt of such written material.

9.2.4.  If BioLine, in its written comments, identifies material for which patent protection should be sought, then Licensors shall cause the publication or presentation of such submission to be delayed for a further period of up to sixty (60) days from the receipt of such written comments to enable the parties, through the parties’ patent counsel to make the necessary patent filings in accordance with Section 4, provided, however, that if such counsel determines in good faith that more time is required the submission shall be delayed for an additional period of up to thirty (30) days.

9.2.5.  After compliance with the foregoing procedures with respect to an academic, scientific or medical publication and/or public presentation, members of the Licensor Teams shall not have to resubmit any such information for re-approval should it be republished or publicly disclosed in another form.

10.	Patent Infringement.

10.1    Enforcement of Patent Rights.

10.1.1.Notice.  In the event any party becomes aware of any possible or actual infringement or unauthorized possession, knowledge or use of any Licensed Patent Rights (collectively, an “Infringement”), that party shall promptly notify the other parties and provide them with details regarding such Infringement.

10.1.2.Suit by BioLine.  BioLine shall have the right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement of Licensed Patent Rights. Should BioLine elect to bring suit against an infringer and either Licensor is joined as party plaintiff in any such suit, such Licensor shall have the right to approve the counsel selected by BioLine to represent BioLine and such Licensor(s), such approval not to be unreasonably withheld.  The expenses of such suit or suits that BioLine elects to bring, including any expenses of Licensors incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by BioLine and BioLine shall hold Licensors free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees.  BioLine shall not compromise or settle such litigation without the prior written consent of Licensors, which consent shall not be unreasonably withheld or delayed.  In the event BioLine exercises its right to sue pursuant to this Section 10.1.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily involved in the prosecution of any such suit.  If, after such reimbursement, any funds shall remain from said recovery, then Licensors shall receive an amount equal to [***] of such funds (75% of which shall be paid to Ramot and 25% of which shall be paid to BIRAD) and the remaining [***] of such funds shall be retained by BioLine.

10.1.3.Suit by Ramot.  If BioLine does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 10.1.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within ninety (90) days after receipt of notice to BioLine by Ramot of the existence of an Infringement, Licensors may elect to do so.  Should Licensors elect to bring suit against an infringer and BioLine is joined as party plaintiff in any such suit, BioLine shall have the right to approve the counsel selected by Licensors to represent Licensors and BioLine, such approval not to be unreasonably withheld. The expenses of such suit or suits that Licensors elect to bring, including any expenses of BioLine incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensors and Licensors shall hold BioLine free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees.  Licensors shall not compromise or settle such litigation without the prior written consent of BioLine, which consent shall not be unreasonably withheld or delayed.  In the event Licensors exercise their right to sue pursuant to this Section 10.1.3, they shall first reimburse themselves out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily involved in the prosecution of any such suit.  If, after such reimbursement, any funds shall remain from said recovery, then BioLine shall receive an amount equal to [***] of such funds and the remaining [***] of such funds shall be retained by Licensors (of which 75% shall be retained by Ramot and 25% shall be retained by BIRAD).

10.1.4.Own Counsel.  Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 10 by the another party for Infringement.

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

10.1.5.Cooperation.  Each party agrees to cooperate fully in any action under this Section 10 which is controlled by another party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

10.1.6.Standing.  If a party lacks standing and another party has standing to bring any such suit, action or proceeding, then such other party shall do so at the request of and at the expense of the requesting party.  If a party determines that it is necessary or desirable for another party to join any such suit, action or proceeding, the other party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

10.2   Legal Action Against a Party.  Each Party will provide the others with prompt notice of any action, suit or proceeding brought against it, alleging the infringement of the intellectual property rights of a third party by reason of the discovery, development, manufacture, use, sale, importation, or offer for sale of a Licensed Product or otherwise due to the use or practice of the Licensed Technology.

11.	Warranties; Limitation of Liability.

Representations and Warranties.  Licensors hereby represents and warrant that (i) that they are the owners of the Licensor Patent Rights set forth in Exhibit 1.20; (ii) they have not granted any rights in or to Licensed Technology which are inconsistent with the rights granted to BioLine under this Agreement; (iii) they have the right to grant the license granted under this Agreement; (iv) they will not transfer, assign, encumber, grant, sell, lease or otherwise dispose of the Licensor Technology or their interest in the Joint Technology other than as may be expressly permitted herein; and (v) they have no actual knowledge as of the date hereof of any legal suit or proceeding by a third party against Ramot, BIRAD, TAU or BIU contesting the ownership or validity of the Licensor Patent Rights, or claiming that the practice of the Licensor Patent Rights in the manner contemplated by this Agreement would infringe the rights of such third party.

11.1.    Compliance with Law.  BioLine warrants that it will comply with, and shall ensure that its Affiliates and Sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products.

11.2.    No Warranty.

11.2.1.  Nothing in this Agreement (including, without limitation, any exhibits or attachments hereto) shall be construed as a warranty on the part of Licensors that any results or inventions will be achieved in the Ramot Research or BIRAD Research.  Furthermore, Licensors make no warranties whatsoever as to the commercial or scientific value of the Licensed Technology.  Licensors make no representation that the manufacture, use or sale of the Licensed Technology or any Licensed Product, or any element thereof, will not infringe the patent or proprietary rights of any third party.

11.2.2.  Except as otherwise expressly provided in this Agreement, no party makes any warranty with respect to any technology, patents, goods, services, rights or other subject matter of this Agreement and hereby disclaims warranties of merchantability, fitness for a particular purpose and noninfringement with respect to any and all of the foregoing.
11.3.Limitation of Liability.  Notwithstanding the anything else in this Agreement or otherwise, neither Licensors nor BioLine will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (i) any indirect, incidental, consequential or punitive damages or lost profits or (ii) cost of procurement of substitute goods, technology or services.

12.	Indemnification.

12.1Indemnity. BioLine shall indemnify, defend, and hold harmless Ramot, BIRAD, TAU, BIU, the Principal Investigators, the other members of the Licensor Teams, and their respective governors, directors, officers, employees, and agents and their respective successors, heirs and assigns (the “Licensor Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Licensor Indemnitees in connection with any claims, suits, actions, demands or judgments (“Claims”) arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning the use of any Licensed Technology by BioLine, or any of its Affiliates or Sublicensees, or concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted by Licensors to BioLine under this Agreement  (except in cases where, and to the extent that, such claims, suits, actions, demands or judgments result from gross negligence or willful misconduct on the part of any of the Licensor Indemnitee).

12.2.Procedures.  If any Licensor Indemnitee receives notice of any Claim, such Licensor Indemnitee shall, as promptly as is reasonably possible, give BioLine notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve BioLine of any indemnification obligation it may have hereunder to the extent such failure diminishes the ability of BioLine to respond to or to defend the Licensor Indemnitee against such Claim.  Licensors and BioLine shall consult and cooperate with each other regarding the response to and the defense of any such Claim and BioLine shall, upon its acknowledgment in writing of its obligation to indemnify the Licensor Indemnitee, be entitled to and shall assume the defense or represent the interests of the Licensor Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Licensor Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of the Licensor Indemnitee, such consent not to be unreasonably withheld.  Nothing herein shall prevent the Licensor Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

12.3.  Insurance.   BioLine shall maintain insurance that is reasonably adequate to fulfill any potential obligation to the Licensor Indemnitees consistent with industry standards.  The Licensors shall be listed as co-insured parties under any such insurance policy(ies).  BioLine shall provide Ramot, upon request, with written evidence of such insurance.

13.	Term and Termination.

13.1.Term.  The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 13, shall continue in full force and effect on until the expiration of all payment obligations pursuant to Section 7 for such Licensed Product.

13.2.Effect of Expiration.  Following the expiration of this Agreement pursuant to Section 13.1 on a Licensed Product-by-Licensed Product and country-by-country basis (and provided the Agreement has not been earlier terminated pursuant to Section 13.3, in which case Section 13.4.1 shall apply): (a) BioLine shall have a fully-paid up, nonexclusive, worldwide license (with the right to grant sublicenses) under the Licensor Technology solely to develop, have developed, manufacture, have manufactured, use, market, offer for sale, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to Licensed Products; (b) Licensors shall be free to use the Licensed Technology to develop, make and have made, use, offer to sell, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to Licensed Products and to grant others licenses under the Licensed Technology to do the same; and (c) each of BioLine and Licensors shall have a fully-paid up, non-exclusive, worldwide license (with the right to grant sublicenses) under the other party’s interest in the Joint Technology for any and all purposes.

13.3.  Termination.

13.3.1.Termination Without Cause.  BioLine may terminate this Agreement upon sixty (60) days prior written notice to Ramot, provided however, that if BioLine terminates the Agreement prior to the end of the first nine (9) month period of the Agreement, BioLine will not be obligated to fund the second year of the Research Period; and provided further that if BioLine terminates the Agreement following the end of such nine (9) month period but during the Research Period, it will only be required to pay for the period preceding the termination and the ninety (90) day period following such termination (in the event that termination is to become effective on a date other than the last day of a calendar quarter, BioLine shall pay the pro-rated amount of the research funding for such quarter based on the number of days between the beginning of such quarter and the date of termination).

13.3.2.  Termination for Default.

13.3.2.1 In the event that BioLine commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof from Ramot, Ramot may terminate this Agreement immediately upon written notice to BioLine.  In the event that Ramot or BIRAD commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof from BioLine, BioLine may terminate this Agreement immediately upon written notice to Licensors.  Notwithstanding the foregoing, in the event that any breach is not susceptible of cure within the stated period and the breaching party uses diligent good faith efforts to cure such breach, the stated period will be extended by an additional thirty (30) days.
13.3.2.2  In the event of an uncured material breach by Ramot and/or BIRAD as described in the foregoing paragraph, BioLine may elect not to terminate this Agreement but, instead, to sue Ramot and/or BIRAD, as the case may be, for damages arising from such breach, provided however, that in no event will BioLine seek damages against the breaching party in any such action which exceed amounts actually paid to Licensors under this Agreement.

13.3.3.  Bankruptcy.

13.3.3.1  Either BioLine or Ramot may terminate this Agreement upon notice to the other if the other party becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other party and not dismissed within ninety (90) days, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

13.3.3.2  Notwithstanding the foregoing, in the event a receiver or trustee (or the like) is appointed or BioLine has entered into a settlement with its creditors and BioLine is otherwise meeting its obligations pursuant to this Agreement, Ramot shall not be entitled to terminate this Agreement as contemplated under Section 13.3.3.1 during such period.

13.4.  Effect of Termination.

13.4.1.Termination of Rights.  Upon termination by BioLine pursuant to Sections 13.3.1, 13.3.2 or 13.3.3 hereof or by Ramot pursuant to Sections 6.4, 13.3.2 or 13.3.3 hereof (except in the circumstances set out in Section 13.3.3.2) : (a) the rights and licenses granted to BioLine under Section 5 shall terminate; (b) all rights in and to the Licensor Technology shall revert to Licensors and BioLine shall not be entitled to make any further use whatsoever of the Licensor Technology nor shall BioLine develop, make, have made, use, offer to sell, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to Licensed Products developed in whole or in part under the rights granted hereunder; and (c) any existing agreements that contain a sublicense of the Licensed Technology shall terminate to the extent of such sublicense;

provided, however, that, for each Sublicensee, upon termination of the sublicense agreement with such Sublicensee, Licensors shall be obligated, at the request of such Sublicensee, to enter into a new license agreement with such Sublicensee on substantially the same terms as those contained in such sublicense agreement, provided that such terms shall be amended, if necessary, to the extent required to ensure that such sublicense agreement does not impose any obligations or liabilities on Licensors which are not included in this Agreement.

13.4.2.Accruing Obligations.  Termination of this Agreement shall not relieve the parties of obligations occurring prior to such termination, including obligations to pay amounts accruing hereunder up to the date of termination.

13.4.3.Transfer of Regulatory Filings and Know How.  In the event BioLine terminates this Agreement pursuant to Section 13.3.1 or Ramot terminates this Agreement pursuant to Section 6.4, 13.3.2 or 13.3.3 (except in the circumstances set out in Section 13.3.3.2), BioLine shall promptly deliver and assign to Licensors (a) all documents and other materials filed by or on behalf of BioLine and its Affiliates with Regulatory Agencies in furtherance of applications for Regulatory Approval in the relevant country with respect to Licensed Products; and (b) all intellectual property, inventions, conceptions, compositions, materials, methods, processes, data, information, records, results, studies and analyses, discovered or acquired by, or on behalf of BioLine and its Affiliates which relate directly to actual or potential Licensed Products.  The Licensors, the TAU Team and the BIU Team shall be entitled to freely use and to grant others the right to use all such materials, documents and know-how delivered pursuant to this 13.4.3.

13.5.Survival.  The parties’ respective rights, obligations and duties under Sections 9, 11.3, 12, 13, 14.2 and 14.4, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

14.	Miscellaneous.

14.1.Entire Agreement.  This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to same.

14.2.Publicity Restrictions.  Subject to Section 9.1.4, BioLine and its Affiliates and Sublicensees shall not use the name of Ramot, BIRAD, TAU, BIU or any of their governors, officers, faculty, students, employees, or agents, or any adaptation of such names, in any promotional material or other public announcement or disclosure relating to the subject matter of this Agreement or in connection with the marketing or sale of any Licensed Products, without the prior written consent of Licensors.  Subject to Section 9.1.4, Ramot, BIRAD, TAU, BIU shall not use the name of BioLine and its Affiliates and Sublicensees or any of their employees, directors, stockholders and/or representatives or any adaptation of such names, in any promotional material or other public announcement or disclosure relating to the subject matter of this Agreement, without the prior written consent of BioLine.

14.3.Notices.  Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 14.3:

If to BioLine:	BioLineRx Ltd.
19 Hartum Street
P.O. Box 45158
Jerusalem 91450
Israel
Attn: CEO
Fax: 972-2-548-9101

With a copy (which	Yigal Arnon & Co., Law Offices
shall not constitute	22 Rivlin Street
notice) to:	Jerusalem, 94263
Israel
Attn: Barry Levenfeld
Fax: 972-2-623-9236

If to Ramot:	Ramot at Tel Aviv University Ltd.
P.O. Box 39296
Tel Aviv 61392
Israel
Attn: CEO
Fax: 972-3-640-5064

If to BIRAD:	Bar-Ilan Research and Development Company Ltd.
Bar-Ilan University
Ramat Gan, 52900
Israel
Attn: CEO
Fax: 972-3-5356088

Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by facsimile, one business day after transmission or dispatch; (iii) by airmail, three (3) business days after delivery to the postal authorities by the party serving notice. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

14.4.     Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to the application of principles of conflicts of law, except for matters of patent law, which, other than for matters of inventorship on patents, shall be governed by the patent laws of the relevant country of the patent.  The parties hereby consent to personal jurisdiction in Israel and agree that any lawsuit they file to enforce their respective rights under this Agreement shall be brought in the competent court in Tel Aviv, Israel.

14.5.     Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

14.6.     Headings.  Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

14.7.     Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

14.8.     Amendment; Waiver.  This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance.  The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same.  No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

14.9.     No Agency or Partnership.  Nothing contained in this Agreement shall give any party the right to bind another, or be deemed to constitute either parties as agents for each other or as partners with each other or any third party.

14.10.   Assignment and Successors.  This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or research to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation.

14.11.   Force Majeure.  Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

14.12.    Interpretation.  The parties hereto acknowledge and agree that:  (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

14.13.    Severability.  If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Ramot at Tel Aviv University Ltd.		BioLineRx Ltd.

By:	/s/ Isaac T. Kohlberg	By:	/s/ Morris Laster

Name:	Isaac T. Kohlberg	Name:	Morris Laster

Title:	Chief Executive Officer	Title:	CEO

Bar-Ilan Research and Development
Company Ltd.

By:	/s/ Gabriel Kenan

Name:	Gabriel Kenan

Title:	CEO

We, the undersigned, hereby confirm that we have read the Agreement, that its contents are acceptable to us and that we will act in accordance with its terms.

/s/ Irit Gil-Ad	/s/ Ada Rephaeli
Dr. Irit Gil-Ad	Dr. Ada Rephaeli

/s/ Abraham Weizman	/s/ Abraham Nudelman
Professor Abraham Weizman	Professor Abraham Nudelman

Exhibit 1.4

BIRAD Research Plan

Year 1

Objectives
Objective #	Description	End- point
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]

Description of objectives

1. [***]
2. [***].
3. [***]
4. [***]
5. [***]

Year 2

Commencing January 1, 2005, the parties will meet to discuss and agree upon the BIRAD Research Plan for the second year of the research period.

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Exhibit 1.11

Development Plan

[***]

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Exhibit 1.20(a)

License Patent Rights

National Phase Applications, submitted March 27, 2004:

Country	Ramot file	Attorney
ISRAEL	[***]	[***]
AUSTRALIA	[***]	[***]
EUROPE	[***]	[***]
JAPAN	[***]	[***]
CANADA	[***]	[***]
CHINA	[***]	[***]
SOUTH KOREA	[***]	[***]
INDIA	[***]	[***]
MEXICO	[***]	[***]

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Exhibit 1.21

Licensed Product

A compound having the general formula:

[***]

wherein,

[***]

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Exhibit 1.31

Ramot Research Plan

Year 1

Objectives
Objective #	Description	End- point
1	[***]	[***]

2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]

6	[***]	[***]

Description of objectives

1. [***]
2. [***].
3. [***]
4. [***]
5. [***]

Year 2

Commencing January 1, 2005, the parties will meet to discuss and agree upon the Ramot Research Plan for the second year of the research period.

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Exhibit 2.2.2

BIRAD Payment Schedule

Due Dates for Payment	$
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Exhibit 4.3

List of National Phase Countries

[***]

 [***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Exhibit 6.1.1

Milestones

[***]

 [***] Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Exhibit 9.1.2.2(a)

TAU Team Agreement

Team Agreement

April 15, 2004

Dear Professor Avraham Weizman (the "Principal Investigator")

Re: Team Agreement

This letter agreement (this "Letter") is addressed to you and the persons listed in Exhibit A to this Letter (each a "Researcher" and collectively, the "Researchers"). Exhibit A may be amended by the addition of new Researchers as described below. You and the Researchers are referred to collectively in this Letter as the "Team Members".

The Team Members are or were faculty members , post-doctoral fellows, students or technicians performing research at Felsenstein Medical Research Center of Tel Aviv University ("FMRC"). In such capacity, they have performed research at FMRC relating to conjugated anti-psychotic drugs and the use thereof (as further described in Exhibit B to this Agreement, the "Project") and/or are members of a team that will perform further research at FMRC relating to the Project under the supervision of the Principal Investigator.

By operation of law or under the terms of their employment or other relationships with Clalit Health Services, Tel Aviv University ("TAU") or Ramot, and according to agreements between Clalit Health Services and TAU and between TAU and Ramot, all rights, title and interest in and to any and all inventions and other results arrived at by the Team Members as a result of their relationship with TAU are owned by Ramot. This includes all intellectual property, inventions, know-how, technology, methods, data and other results directly relating to the Project arrived at prior to the date of this Agreement during the course of research and development at FMRC (the "Existing Project Technology").

Ramot and BioLineRX Ltd. ("BioLine") have entered into a research and license agreement (the "Research and License Agreement") pursuant to which: (1) Ramot granted BioLine a license with respect to certain patent and other rights relating to the Existing Project Technology, (2) BioLine agreed to fund further research relating to the Project at FMRC by Team Members; and (3) Ramot agreed to cause the performance of such research by Team Members and to grant BioLine a license with respect to the results arrived at in the performance of such research.

The purpose of this Letter is to set forth the rights and obligations of the Team Members with respect to the Project and the further research relating to the Project to be performed by some or all of the Team Members. Please read this Letter carefully and if you agree with its contents sign in the appropriate place next to your name below.

Sponsored Research.

(a)     The Principal Investigator agrees to supervise and cause the performance at FMRC of further research relating to the Project in accordance with the research program included in Exhibit C to this Letter (as may be amended from time to time by the mutual agreement of Ramot and BioLine, after consultation with the Principal Investigator) and the budget included in Exhibit C to this Letter (as may be amended from time to time by the mutual agreement of Ramot and BioLine, after consultation with the Principal Investigator). Such research is referred to in this Letter as the "Sponsored Research."

(b)     The Principal Investigator will keep BioLine reasonably informed concerning the Sponsored Research, its progress and its results.

2. Intellectual Property Rights.

(a)     Each of the Team Members acknowledges , confirms and agrees that Ramot is and shall be the sole owner of all rights , title and interest in and to any and all Project Technology and any and all intellectual property rights relating to the Project Technology . "Project Technology" means the Existing Project Technology and any and all inventions , products, materials, methods, processes, techniques, know-how, data, information, discoveries and other results of whatever nature arrived at in the course of the performance of the Sponsored Research, whether at FMRC or elsewhere.

(b)     Each of the Team Members agrees to sign and deliver to Ramot any documents, and to take any actions , that Ramot believes are needed or desirable in order to best confirm Ramot' s title in the Project Technology.

(c)     The Team Members acknowledge that all patent applications relating to Project Technology, to the extent they cover inventions made by Team Members, will be filed in the name of Ramot, except in cases where Ramot believes that it is necessary that the patent applications be filed in the name of Team Members and then assigned to Ramot . Each of the Team Members agrees, at Ramot's request , to assist Ramot to file and obtain, and if needed to enforce, any patent or patent application relating to the Project Technology in any country requested by Ramot. Such assistance may include signing, verifying and delivering to Ramot such documents , and performing such other acts (including appearances as a witness ), as Ramot may reasonably request for use in applying for , obtaining, perfecting, evidencing, sustaining and enforcing such patents and patent applications and confirming their assignment to Ramot.

(d)     In the event Ramot is unable for any reason, after reasonable effort, to secure a Team Member's signature on any document needed in connection with the actions specified in this clause 2, such Team Member hereby irrevocably designates and appoints Ramot and its duly authorized officers and agents as such Team Member's agent and attorney in fact, which appointment is coupled with an interest, to act for and in such Team Member's behalf to sign, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this clause 2 with the same legal force and effect as if executed by such Team Member.

3. Confidentiality and Publications.

(a)     Each Team Member undertakes to keep confidential and not to disclose or use (other than for the furtherance of the Project) any Project Technology or BioLine Confidential Information to any person or entity other than a fellow Team Member, an employee of Ramot, or an employee, officer or director of BioLine, except and to the extent that s/he is instructed or authorized to do so by Ramot. This obligation of confidentiality does not apply to any portion of the Project Technology that is in the public domain (other than through the fault of such Team Member), nor does it apply to information included in scientific publications that have been approved by Ramot prior to publication. "BioLine Confidential Information" means any scientific, technical, trade or business information relating to the Sponsored Research designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of BioLine to a Team Member, except to the extent such information: (i) was known to such Team Member at the time it was disclosed, other than by previous disclosure by or on behalf of BioLine, as evidenced by such Team Member's written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Letter; (iii) is lawfully and in good faith made available to the Team Member by a third party who is not subject to obligations of confidentiality to BioLine or Ramot with respect to such information; or (iv)is independently developed by the Team Member without the use of or reference to BioLine Confidential Information, as demonstrated by documentary evidence.

(b)     In general, Ramot will endeavor to assist the Team Members in facilitating publications relating to Project Technology and Ramot agrees not to unreasonably withhold its approval of publications, except to the extent described in this paragraph. In order to permit Ramot to comply with its obligations to BioLine and the opportunity to properly protect patent and proprietary rights relating to information included in such proposed publications, the Team Members agree to provide Ramot with a copy of each proposed publication at least forty (40) days in advance of the contemplated submission for publication to permit Ramot to review such submission to determine whether the publication or presentation contains subject matter for which patent protection should be sought prior to publication or presentation. Ramot will review, and shall allow BioLine to review, such proposed publication. If Ramot informs the Principal Investigator within thirty (30) days of the receipt of such proposed publication, that it wishes to seek protection with respect to material included within such proposed publication, then the Team Members will delay the submission of the publication or presentation for a further period of up to sixty (60) days (or longer if Ramot notifies the Team Members that such additional period is required in order to make the necessary patent filings) to enable Ramot to make the necessary patent filings.

(c)     Each Team Member's obligations under this clause 3 shall continue in full force and effect during the term such Team Member is involved with the Sponsored Research and for a period of seven (7) years after the termination of such Team Member's involvement with the Sponsored Research.

4. Distributions.

(a)     Those of the Team Members who are inventors of technologies included in patents relating to the Project Technology (together, the "Inventors") will be entitled, together, to receive from the proceeds received by Ramot from the commercialization of Project Technologies the amounts determined in accordance with the rules and regulations in effect at TAU, from time to time, relating to the allocation of the proceeds from the commercialization by Ramot of inventions made by them. The total distributions received by all Team Members according to this clause are referred to in this Agreement as the "Distributions".

(b)     The Distributions shall be allocated among the Inventors in accordance with the percentages set forth in Exhibit C hereto. The Team Members understand that this allocation of the Distributions among the Inventors is based on the contribution of each Inventor to the inventions included in the Existing Technology.

(c)     Each of the Team Members agrees that if, in the Principal Investigator's judgment, a change in the Sponsored Research, the composition of the research team or the respective  contributions of the Inventors to the Project Technology being commercialized justifies a change in the allocation of the Distributions among the Inventors, the Principal Investigator will decide, at his sole discretion, on an amended allocation of the Distributions. Such change may include: (i) additions of persons to the list of Inventors entitled to a share of the Distributions; (ii) deletion of certain persons from the list of Inventors entitled to Distributions; (iii) changes in the respective share of the Distributions an Inventor is entitled to; and/or (iv) any other change deemed by the Principal Investigator to be appropriate, in his absolute discretion. (d) Ay change made pursuant to clause 4(c) will only affect Distributions paid after the date of the relevant change. It will not affect Distributions distributed to individual Inventors prior to the relevant change.

(e)     Each of the Team Members agrees that, if a Team Member disputes a decision made by the Principal Investigator pursuant to this clause 4, or if there is more than one Principal Investigator and they are unable to reach agreement between them regarding the allocation of Distributions among Inventors pursuant to this clause 4, then the matter will be finally resolved by the Vice President and Dean for Research of TAU followed by confirmation of such determination by the President of TAU.

5.            No Other Consideration. Notwithstanding anything to the contrary in the terms of employment of the Team Members, the Team Members agree that they will not be entitled to any consideration or benefits of any nature in connection with or arising out of the commercialization of Project Technology, other than as specifically set forth in clause 4 above with respect to Inventors.

6.            Taxes. Each Inventor will bear and pay any taxes imposed on such Team Member with respect to his/her share of Distributions. Ramot and TAU will be entitled to withhold, deduct or pay any withholding taxes and/or any other deductions or payments that Ramot or TAU may be required under law to withhold, deduct or pay with respect to any Distributions received by any Team Member.

7.            Execution by New Team Members. The Principal Investigator undertakes to notify Ramot and TAU immediately of any new faculty member, post-doctoral fellow, student or other researcher who is to participate in the performance of the Sponsored Research. After consultation with the Principal Investigator, Ramot will decide whether such new researcher should sign this Letter as a Team Member. If Ramot determines that such new researcher should sign this Letter, the Principal Investigator will cause such new researcher to sign this Letter prior to performing Sponsored Research.

If the terms and provisions of this Letter are acceptable to you, please indicate your acceptance by signing in the space indicated below (if you are the Principal Investigator) or on Exhibit A (if
you are a Researcher).

Sincerely,

Ramot at Tel Aviv University Ltd.	Tel Aviv University

By:	By:

Name:	Name:

Title:	Title:

I have read this Letter and I understand its contents. I hereby agree to and accept the terms and conditions of this Letter.

Principal Investigator

Exhibit 9.1.2.2(b)

BIU Team Agreement

Team Agreement

April 15, 2004

Dear Professor Abraham Nudelman (the "Principal Investigator")

Re: Team Agreement Relating to Project

This letter agreement (this "Letter") is addressed to you and the persons listed in Exhibit A to this Letter (each a "Researcher" and collectively, the "Researchers"). Exhibit A may be amended by the addition of new Researchers as described below. You and the Researchers are referred to collectively in this Letter as the "Team Members".

The Team Members are or were faculty members, post-doctoral fellows, students or technicians performing research at Bar-Ilan University ("Bar-Ilan"). In such capacity, they have performed research at Bar-Ilan relating to conjugated anti-psychotic drugs and the use thereof (as further described in Exhibit B to this Agreement, the "Project") and/or are members of a team that will perform further research at Bar-Ilan relating to the Project under the supervision of the Principal Investigator.

By operation of law or under the terms of their employment or other relationships with Bar-Ilan or Bar-Ilan Research and Development Company Ltd. ("BIRAD"), and according to agreements between Bar-Ilan and BIRAD, all rights, title and interest in and to any and all inventions and other results arrived at by the Team Members as a result of their relationship with Bar-Ilan are owned by BIRAD. This includes all intellectual property, inventions, know-how, technology, methods, data and other results directly relating to the Project arrived at prior to the date of this Agreement during the course of research and development at Bar-Ilan (the "Existing Project Technology").

BIRAD, Ramot at Tel Aviv University Ltd. ("Ramot") and BioLineRX Ltd. ("BioLine") have entered into a research and license agreement (the "Research and License Agreement") pursuant to which: (1) BIRAD granted BioLine a license with respect to certain patent and other rights owned by BIRAD relating to the Existing Project Technology , (2) BioLine agreed to fund further research relating to the Project at Bar-Ilan by Team Members ; and (3) BIRAD agreed to cause the performance of such research by Team Members and to grant BioLine a license with respect to the results arrived at in the performance of such research.

The purpose of this Letter is to set forth the rights and obligations of the Team Members with respect to the Project and the further research relating to the Project to be performed by some or all of the Team Members. Please read this Letter carefully and if you agree with its contents sign in the appropriate place next to your name below.

1.           Sponsored Research.

(a) The Principal Investigator agrees to supervise and cause the performance at Bar-Ilan of further research relating to the Project in accordance with the research program included in Exhibit C to this Letter (as may be amended from time to time by the mutual agreement of BIRAD and BioLine, after consultation with the Principal Investigator) and the budget included in Exhibit C to this Letter (as may be amended from time to time by the mutual agreement of BIRAD and BioLine, after consultation with the Principal Investigator ). Such research is referred to in this Letter as the "Sponsored Research."

(b) The Principal Investigator will keep BioLine reasonably informed concerning the
Sponsored Research, its progress and its results.

2. Intellectual Property Rights.

(a) Each of the Team Members acknowledges, confirms and agrees that BIRAD is and shall be the sole owner of all rights, title and interest in and to any and all Project Technology and any and all intellectual property rights relating to the Project Technology. "Project Technology" means the Existing Project Technology and any and all inventions, products, materials, methods, processes, techniques, know-how, data, information, discoveries and other results of whatever nature arrived at in the course of the performance of the Sponsored Research, whether at Bar-Ilan or elsewhere.

(b) Each of the Team Members agrees to sign and deliver to BIRAD any documents, and to take any actions, that BIRAD believes are needed or desirable in order to best confirm BIRAD's title in the Project Technology.

(c) The Team Members acknowledge that all patent applications relating to Project Technology, to the extent they cover inventions made by Team Members, will be filed in the name of BIRAD, except in cases where BIRAD believes that it is necessary that the patent applications be filed in the name of Team Members and then assigned to BIRAD. Each of the Team Members agrees, at BIRAD's request, to assist BIRAD to file and obtain, and if needed to enforce, any patent or patent application relating to the Project Technology in any country requested by BIRAD. Such assistance may include signing, verifying and delivering to BIRAD such documents, and performing such other acts (including appearances as a witness), as BIRAD may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such patents and patent applications and confirming their assignment to BIRAD.

(d) In the event BIRAD is unable for any reason, after reasonable effort, to secure a Team Member's signature on any document needed in connection with the actions specified in this clause 2, such Team Member hereby irrevocably designates and appoints BIRAD and its duly authorized officers and agents as such Team Member's agent and attorney in fact, which appointment is coupled with an interest, to act for and in such Team Member's behalf to sign, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this clause 2 with the same legal force and effect as if executed by such Team Member.

3. Confidentiality and Publications.

(a) Each Team Member undertakes to keep confidential and not to disclose or use (other than for the furtherance of the Project) any Project Technology or BioLine Confidential Information to any person or entity other than a fellow Team Member, an employee of BIRAD, or an employee, officer or director of BioLine, except and to the extent that s/he is instructed or authorized to do so by BIRAD. This obligation of confidentiality does not apply to any portion of the Project Technology that is in the public domain (other than through the fault of such Team Member), nor does it apply to information included in scientific publications that have been approved by BIRAD prior to publication. "BioLine Confidential Information" means any scientific, technical, trade or business information relating to the Sponsored Research designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of BioLine to a Team Member, except to the extent such information: (i) was known to such Team Member at the time it was disclosed, other than by previous disclosure by or on behalf of BioLine, as evidenced by such Team Member's written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Letter; (iii) is lawfully and in good faith made available to the Team Member by a third party who is not subject to obligations of confidentiality to BioLine or BIRAD with respect to such information; or (iv) is independently developed by the Team Member without the use of or reference to BioLine Confidential Information, as demonstrated by documentary evidence.

(b) In general, BIRAD will endeavor to assist the Team Members in facilitating publications relating to Project Technology and BIRAD agrees not to unreasonably withhold its approval of publications, except to the extent described in this paragraph. In order to permit BIRAD to comply with its obligations to BioLine and the opportunity to properly protect patent and proprietary rights relating to information included in such proposed publications, the Team Members agree to provide BIRAD with a copy of each proposed publication at least forty (40) days in advance of the contemplated submission for publication to permit BIRAD to review such submission to determine whether the publication or presentation contains subject matter for which patent protection should be sought prior to publication or presentation. BIRAD will review, and shall allow BioLine to review, such proposed publication. If BIRAD informs the Principal Investigator within thirty (30) days of the receipt of such proposed publication, that it wishes to seek protection with respect to material included within such proposed publication, then the Team Members will delay the submission of the publication or presentation for a further period of up to sixty (60) days (or longer if BIRAD notifies the Team Members that such additional period is required in order to make the necessary patent filings) to enable BIRAD to make the necessary patent filings.

(c) Each Team Member's obligations under this clause 3 shall continue in full force and effect during the term such Team Member is involved with the Sponsored Research and for a period of seven (7) years after the termination of such Team Member's involvement with the Sponsored Research.

4. Distributions.

(a) Those of the Team Members who are inventors of technologies included in patents relating to the Project Technology (together, the "Inventors") will be entitled, together, to receive from the proceeds received by BIRAD from the commercialization of Project Technologies the amounts determined in accordance with the rules and regulations in effect at Bar-Ilan, from time to time, relating to the allocation of the proceeds from the commercialization by BIRAD of inventions made by them. The total distributions received by all Team Members according to this clause are referred to in this Agreement as the "Distributions".

(b) The Distributions shall be allocated among the Inventors in accordance with the percentages set forth in Exhibit C hereto. The Team Members understand that this allocation of the Distributions among the Inventors is based on the contribution of each Inventor to the inventions included in the Existing Technology.

(c) Each of the Team Members agrees that if , in the Principal Investigator ' s judgment, a change in the Sponsored Research; the composition of the research team or the respective contributions of the Inventors to the Project Technology being commercialized justifies a change in the allocation of the Distributions among the Inventors , the Principal Investigator will decide, at his sole discretion , on an amended allocation of the Distributions . Such change may include: (i) additions of persons to the list of inventors entitled to a share of the Distributions; (ii) deletion of certain persons from the list of Inventors entitled to Distributions ; (iii) changes in the respective share of the Distributions an Inventor is entitled to; and/or (iv) any other change deemed by the Principal Investigator to be appropriate, in his absolute discretion.

(d) Any change made pursuant to clause 4(c) will only affect Distributions paid after the date of the relevant change. It will not affect Distributions distributed to individual Inventors prior to the relevant change.

(e) Each of the Team Members agrees that, if a Team Member disputes a decision made by the Principal Investigator pursuant to this clause 4, or if there is more than one Principal Investigator and they are unable to reach agreement between them regarding the allocation of Distributions among Inventors pursuant to this clause 4, then the matter will be finally resolved by the Vice President and Dean for Research of Bar-Ilan followed by confirmation of such determination by the President of Bar-Ilan.

5. No Other Consideration. Notwithstanding anything to the contrary in the terms of employment of the Team Members, the Team Members agree that they will not be entitled to any consideration or benefits of any nature in connection with or arising out of the commercialization of Project Technology, other than as specifically set forth in clause 4 above with respect to Inventors.

6. Taxes. Each Inventor will bear and pay any taxes imposed on such Team Member with respect to his/her share of Distributions. BIRAD and Bar-Ilan will be entitled to withhold, deduct or pay any withholding taxes and/or any other deductions or payments that BIRAD or Bar-Ilan may be required under law to withhold, deduct or pay with respect to any Distributions received by any Team Member.

7. Execution by New Team Members. The Principal Investigator undertakes to notify BIRAD and Bar-Ilan immediately of any new faculty member, post-doctoral fellow, student or other researcher who is to participate in the performance of the Sponsored Research. After consultation with the Principal Investigator, BIRAD will decide whether such new researcher should, sign this Letter as a Team Member. If BIRAD determines that such new researcher should sign this Letter, the Principal Investigator will cause such new researcher to sign this Letter prior to performing Sponsored Research.

If the terms and provisions of this Letter are acceptable to you, please indicate your acceptance by signing in the space indicated below (if you are the Principal Investigator) or on Exhibit A (if you are a Researcher).

Sincerely,

Bar-Ilan Research and Development	Bar-Ilan University
Company Ltd.

By:	By:

Name:	Name:

Title:	Title:

I have read this Letter and I understand its contents. I hereby agree to and accept the terms and conditions of this Letter.